April 16, 2015

JPMorgan Chase & Co.
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson due May 3, 2018

•
The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review Date for which the closing price of one share of each of the Reference Stocks is greater than or equal to 70.00% of its Initial Value, which we refer to as an Interest Barrier.

•	The notes will be automatically called if the closing price of one share of each Reference Stock on any quarterly Autocall Review Date is greater than or equal to its Initial Value.
•	Investors in the notes should be willing to accept the risks of owning equities in general and any Reference Stock, in particular.
•
Investors in the notes should also be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Interest Review Dates.

•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about April 28, 2015 and are expected to settle on or about May 1, 2015.
•	CUSIP: 46625HKN9

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $31.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $938.20 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $925.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Term sheet to product supplement no. 4a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014
Registration Statement No. 333-199966; Rule 433

Key Terms

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this term sheet.

Contingent Interest Payments:

If the notes have not been automatically called and the closing price of one share of each Reference Stock on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $8.0417 and $9.7083 (equivalent to a Contingent Interest Rate of between 9.65% and 11.65% per annum, payable at a rate of between 0.80417% and 0.97083% per month) (to be provided in the pricing supplement).

If the closing price of one share of any Reference Stock on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.

Contingent Interest Rate: Between 9.65% and 11.65% per annum, payable at a rate of between 0.80417% and 0.97083% per month (to be provided in the pricing supplement)

Interest Barrier: With respect to each Reference Stock, 70.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this term sheet

Trigger Value: With respect to each Reference Stock, 60.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this term sheet

Pricing Date: On or about April 28, 2015

Original Issue Date (Settlement Date): On or about May 1, 2015

Interest Review Dates*: May 28, 2015, June 29, 2015, July 28, 2015, August 28, 2015, September 28, 2015, October 28, 2015, November 30, 2015, December 28, 2015, January 28, 2016, February 29, 2016, March 28, 2016, April 28, 2016, May 31, 2016, June 28, 2016, July 28, 2016, August 29, 2016, September 28, 2016, October 28, 2016, November 28, 2016, December 28, 2016, January 30, 2017, February 28, 2017, March 28, 2017, April 28, 2017, May 30, 2017, June 28, 2017, July 28, 2017, August 28, 2017, September 28, 2017, October 30, 2017, November 28, 2017, December 28, 2017, January 29, 2018, February 28, 2018, March 28, 2018 and April 30, 2018 (the “final Review Date”)

Autocall Review Dates*: July 28, 2015, October 28, 2015, January 28, 2016, April 28, 2016, July 28, 2016, October 28, 2016, January 30, 2017, April 28, 2017, July 28, 2017, October 30, 2017 and January 29, 2018

Interest Payment Dates*: June 2, 2015, July 2, 2015, July 31, 2015, September 2, 2015, October 1, 2015, November 2, 2015, December 3, 2015, December 31, 2015, February 2, 2016, March 3, 2016, March 31, 2016, May 3, 2016, June 3, 2016, July 1, 2016, August 2, 2016, September 1, 2016, October 3, 2016, November 2, 2016, December 1, 2016, January 3, 2017, February 2, 2017, March 3, 2017, March 31, 2017, May 3, 2017, June 2, 2017, July 3, 2017, August 2, 2017, August 31, 2017, October 3, 2017, November 2, 2017, December 1, 2017, January 3, 2018, February 1, 2018, March 5, 2018, April 3, 2018 and the Maturity Date

Maturity Date*: May 3, 2018

Call Settlement Date*: If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date immediately following that Autocall Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Automatic Call:

If the closing price of one share of each Reference Stock on any Autocall Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date, payable on the applicable Call Settlement Date.  No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Reference Stock is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Trigger Value, you will receive at maturity per $1,000 principal amount note the number of shares of the Least Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.

The market value of that Physical Delivery Amount or the Cash Value will most likely be substantially less than the principal amount of your notes, and may be zero.

Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date.

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date

Physical Delivery Amount: With respect to each Reference Stock, the number of shares of that Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by its Initial Value, times its Stock Adjustment Factor

Cash Value: For each $1,000 principal amount note, $1,000 divided by the Initial Value of the Least Performing Reference Stock, times its Final Value

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date.  The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

TS-1 |  Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Interest Barrier	Trigger Value
Common stock of Apple Inc., par value $0.00001 per share	AAPL	$	$	$
Class A common stock of Comcast Corporation, par value $0.01 per share	CMCSA	$	$	$
Common stock of Johnson & Johnson, par value $1.00 per share	JNJ	$	$	$

How the Notes Work

Payments in Connection with Interest Review Dates Preceding the Final Review Date

TS-2 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

Payment at Maturity If the Notes Have Not Been Automatically Called

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 9.65% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.  The actual Contingent Interest Rate will be provided in the pricing supplement and will be between 9.65% and 11.65% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
36	$289.5000
35	$281.4583
34	$273.4167
33	$265.3750
32	$257.3333
31	$249.2917
30	$241.2500
29	$233.2083
28	$225.1667
27	$217.1250
26	$209.0833
25	$201.0417
24	$193.0000
23	$184.9583
22	$176.9167
21	$168.8750
20	$160.8333
19	$152.7917
18	$144.7500
17	$136.7083
16	$128.6667
15	$120.6250
14	$112.5833
13	$104.5417
12	$96.5000
11	$88.4583
10	$80.4167
9	$72.3750
8	$64.3333
7	$56.2917

TS-3 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

Number of Contingent Interest Payments	Total Contingent Interest Payments
6	$48.2500
5	$40.2083
4	$32.1667
3	$24.1250
2	$16.0833
1	$8.0417
0	$0.0000

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Interest Review Dates and Autocall Review Dates.  Each hypothetical payment set forth below assumes that the closing price of one share of each Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Initial Value (and therefore its Interest Barrier and Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	An Initial Value for the Least Performing Reference Stock of $100.00;
•	An Interest Barrier for the Least Performing Reference Stock of $70.00 (equal to 70.00% of its hypothetical Initial Value);
•	A Trigger Value for the Least Performing Reference Stock of $60.00 (equal to 60.00% of its hypothetical Initial Value); and
•	A Contingent Interest Rate of 9.65% per annum (payable at a rate of 0.80417% per month).

The hypothetical Initial Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Reference Stock.  The actual Initial Value of each Reference Stock will be the closing price of one share of that Reference Stock on the Pricing Date and will be provided in the pricing supplement.  For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this term sheet.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following examples have been rounded for ease of analysis.

 Example 1 — Notes are automatically called on the first Autocall Review Date.

Date	Closing Price of One Share of the Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Interest Review Date	$95.00	$8.0417
Second Interest Review Date	$50.00	$0
Third Interest Review Date (First Autocall Review Date)	$105.00	$1,008.0417
	Total Payment	$1,016.0833 (1.6083% return)
Because the closing price of one share of each Reference Stock on the first Autocall Review Date, which is also the third Interest Review Date, is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,008.0417 (or $1,000 plus the Contingent Interest Payment applicable to the third Interest Review Date), payable on the applicable Call Settlement Date.  When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,016.0833.  No further payments will be made on the notes.

TS-4 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value and Interest Barrier.

Date	Closing Price of One Share of the Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Interest Review Date	$95.00	$8.0417
Second Interest Review Date	$85.00	$8.0417
Third Interest Review Date (First Autocall Review Date)	$50.00	$0
Fourth through Thirty-Fifth Interest Review Dates	Less than Interest Barrier	$0
Final Interest Review Date	$90.00	$1,008.0417
	Total Payment	$1,024.125 (2.4125% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value and Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,008.0417 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date).  When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,024.125.

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of the Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Interest Review Date	$95.00	$8.0417
Second Interest Review Date	$85.00	$8.0417
Third Interest Review Date (First Autocall Review Date)	$50.00	$0
Fourth through Thirty-Fifth Interest Review Dates	Less than Interest Barrier	$0
Final Interest Review Date	$65.00	$1,000.00
	Total Payment	$1,016.0833 (1.6083% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.  When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,016.0833.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is less than its Trigger Value and its Interest Barrier.

Date	Closing Price of One Share of the Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Interest Review Date	$55.00	$0

TS-5 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

Second Interest Review Date	$50.00	$0
Third Interest Review Date (First Autocall Review Date)	$45.00	$0
Fourth through Thirty-Fifth Interest Review Dates	Less than Interest Barrier	$0
Final Interest Review Date	$50.00	$500.00†
	Total Payment	$500.00† (-50.00% return)
† Reflects the value of the Physical Delivery Amount of the Least Performing Reference Stock on the Maturity Date, assuming it is equal to the Cash Value

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is less than its Trigger Value and Interest Barrier, you will receive at maturity, for each $1,000 principal amount note, the number of shares of the Least Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.  Assuming that the value of the Physical Delivery Amount of the Least Performing Reference Stock on the Maturity Date is equal to the Cash Value, the value of the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

[($1,000 / $100.00) × $50.00] = $500.00

The actual value of the Physical Delivery Amount of the Least Performing Reference Stock will be less than the Cash Value if the price of the Least Performing Reference Stock on the Maturity Date is less than its Final Value.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Trigger Value, you will receive at maturity a predetermined number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value), the market value of which will most likely be substantially less than the principal amount of your notes, and may be zero.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date only if the closing price of one share of each Reference Stock on that Interest Review Date is greater than or equal to its Interest Barrier.  If the closing price of one share of any Reference Stock on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.  Accordingly, if the closing price of one share of any Reference Stock on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —
Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

TS-6 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation in the value of any Reference Stock, which may be significant.  You will not participate in any appreciation in the value of any Reference Stock.

•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH REFERENCE STOCK —
Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock.  Poor performance by any of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —
If the Final Value of any Reference Stock is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Least Performing Reference Stock.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —
We have not independently verified any of the information about any Reference Stock issuer contained in this term sheet.  You should undertake your own investigation into each Reference Stock and its issuer.  We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY —
The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock.  The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE RISK OF THE CLOSING PRICE OF A REFERENCE STOCK FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF THAT REFERENCE STOCK IS VOLATILE.

•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

TS-7 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Reference Stocks.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

TS-8 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement no. 4a-I.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 15, 2015
Common stock of Apple Inc., par value $0.00001 per share	AAPL	The NASDAQ Stock Market	000-10030	$126.78
Class A common stock of Comcast Corporation, par value $0.01 per share	CMCSA	The NASDAQ Stock Market	001-32871	$59.91
Common stock of Johnson & Johnson, par value $1.00 per share	JNJ	New York Stock Exchange	001-03215	$100.60

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•
Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications.

•	Comcast Corporation is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.

•	Johnson & Johnson and its subsidiaries are engaged in the research and development, manufacture and sale of a range of products in the health care field.

Historical Information

The following graphs set forth the historical performances of the Reference Stocks based on the weekly historical closing prices of one share of each Reference Stock from January 8, 2010 through April 10, 2015.  We obtained the closing prices below from Bloomberg, without independent verification.  The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Pricing Date or any Interest Review Date or Autocall Review Date.  We cannot give you assurance that the performance of the Reference Stocks will result in the return of any of your principal amount or the payment of any interest.

TS-9 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

TS-10 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including an early redemption or redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

TS-11 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “How the Notes Work” and “Hypothetical Payout Examples” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

TS-12 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

TS-13 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Comcast Corporation and the Common Stock of Johnson & Johnson